                                                       EXHIBIT 10.2

                 SENIOR MANAGEMENT EMPLOYMENT AGREEMENT

     SENIOR MANAGEMENT EMPLOYMENT AGREEMENT, dated as of the 1st day of November, 1998, between UTILX CORPORATION, a Delaware corporation (the "Company"), and William M. Weisfield ("Executive").

                               RECITALS

     A. Executive is currently employed by the Company or one of its Subsidiaries.

     B. The Board of Directors of the Company (the "Board") has determined that it is appropriate to reinforce the continued attention and dedication of certain members of the Company's management, including Executive, to their assigned duties without distraction by the potentially disturbing circumstances arising from a Change in Control of the Company (as defined in the attached Schedule A).

                              AGREEMENTS

     NOW, THEREFORE, in consideration of the covenants and agreements set forth below, the Company and Executive agree as follows:

     1.   DEFINITIONS

     Terms capitalized in this Agreement which are not otherwise defined shall have the meanings assigned to such terms in Schedule A.

     2.   EFFECTIVENESS

     Except with respect to Sections 6 through 9 of this Agreement, which shall be effective immediately, this Agreement shall become effective immediately upon a Change in Control, provided that Executive is employed by the Company immediately before the Change in Control.

     3.   TERM

     Unless earlier terminated as provided in this Agreement, the initial term of this Agreement shall be from the date of this Agreement until its second anniversary date. Unless earlier terminated or a Change in Control occurs, on each annual anniversary date this Agreement shall automatically be renewed for successive two-year terms. If a Change in Control occurs, this Agreement shall expire on the second anniversary date of the Change in Control, unless earlier terminated as provided in this Agreement.

     4.   BENEFITS UPON CHANGE IN CONTROL

     Regardless of whether a Termination occurs, Executive shall be entitled to the following payments and benefits following a Change in Control:

          (a)  SALARY AND BENEFITS.

          (i) Executive shall receive an annual base salary not less than the Executive's annual base salary in effect immediately before the Change in Control, including any salary which Executive has earned but deferred, and an annual bonus equal to at least the average of the three annual bonuses paid to Executive in the three years before the Change in Control.

          (ii) Executive shall be entitled to participate in all employee expense reimbursement, incentive, savings and retirement plans, practices, policies and programs (including any Company plan qualified under Section 401(a) of the Code) available to other peer executives of the Company and its Subsidiaries. In no event, however, shall the benefits provided to Executive under this item (ii) be less favorable, in the aggregate, than the most favorable of those plans, practices, policies or programs in effect immediately before the Change in Control.

          (b) WELFARE PLAN BENEFITS. The Company shall, at the Company's expense (except for the amount, if any, of any required employee contribution that Executive would have had to contribute as an active employee under the plan or program in effect on the date of the Change in Control), continue to cover Executive (and his dependents) under the Company's life, disability, health, dental and any other employee welfare benefit plans or programs, as in effect on the date of the Change in Control. Alternatively, the Company may provide Executive (and his dependents) with insurance coverage no less favorable than these welfare benefits (such benefits or insurance, the "Welfare Benefits").

          (c) DEATH OF EXECUTIVE. If the Executive dies before Termination but while employed by the Company or any Subsidiary, his spouse, if any, or otherwise the personal representative of his estate, shall be entitled to receive

          (i) Executive's salary at the rate then in effect through the date of death, as provided under the Company's pay policy,

          (ii) any Accrued Benefits for the periods of service before the date of death, and

          (iii) Welfare Benefits for two (2) years following the date of death.

          (d) DISABILITY OF EXECUTIVE. If Executive experiences a Disability before Termination but while employed by the Company or any Subsidiary, Executive shall be entitled to receive

          (i) his salary at the rate then in effect through the date of the determination of Disability, as provided under the Company's pay policy,

          (ii) any Accrued Benefits for the periods of service before the date of the determination of Disability,

          (iii) payments under the Company's short- and long-term disability plans following the determination of Disability, and

          (iv) Welfare Benefits for two (2) years following the determination of Disability.

          (e) CAUSE; UPON EXPIRATION OF THIS AGREEMENT; OTHER THAN FOR GOOD REASON. If, before Termination, the Company terminates Executive's employment for Cause or upon expiration of this Agreement, or the Executive terminates Executive's employment other than for Good Reason, Executive shall be entitled to receive

          (i) his salary at the rate then in effect through the date of the termination, as provided under the Company's pay policy, and

          (ii) any Accrued Benefits for the periods of service before the date of the termination.

          (f) WITHHOLDING. All payments under this Section 4 are subject to applicable federal and state payroll withholding or other applicable taxes.


     5.   PAYMENTS AND BENEFITS UPON TERMINATION

     Executive shall be entitled to the following payments and benefits following Termination:

          (a) TERMINATION PAYMENT. In recognition of Executive's past services to the Company, the Company shall make a lump sum payment in cash to Executive as severance pay equal to two (2) times the sum of:

          (i) Executive's annual base salary in effect immediately before the date of the Change in Control or the date of Termination, whichever salary is higher, provided that if the Executive is a part-time employee on the date of Termination, then the Company shall use Executive's base salary in effect immediately before the date of Termination to calculate the payment under this Section 5(a);

          plus

          (ii) a percentage of Executive's annual base salary specified in subparagraph (i) above, equal to the percentage bonus paid to Executive for the fiscal year ended immediately before the Change in Control. If Termination occurs before the Company determines a percentage for a fiscal year that has ended or Executive did not receive a percentage bonus in the previous year, this percentage shall be ten percent (10%).

          The Company shall pay all payments under this Section 5(a) (the "Termination Payments") within ten (10) business days following the date of Termination.

          (b) CERTAIN ADDITIONAL PAYMENTS BY THE COMPANY. Notwithstanding the above, if all or any portion of the Termination Payments (either alone or together with all other payments and benefits which Executive receives or is then entitled to receive, pursuant to this Agreement or otherwise, from the Company or any Subsidiary (all such payments and benefits, including the Termination Payments, the "Termination Benefits")), would constitute a Parachute Payment, then the payments to Executive under Section 5(a) shall be increased (such increase, a "Gross-Up Payment"). The payments shall be increased, however, only to the extent necessary to ensure that, after Executive pays all taxes (including any interest or penalties imposed on those taxes), including, without limitation, any income taxes and Excise Tax imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Termination Benefits.

          The Company and Executive shall make the foregoing calculations at the Company's expense. If no agreement on the calculations is reached within thirty (30) business days after the date of Termination, then the accounting firm which regularly audits the financial statements of the Company (the "Auditors") shall review the calculations, at the Company's expense. The determination of the Auditors shall be conclusive and binding on all parties. Pending this determination, the Company shall continue to make all other required payments to Executive at the time and in the manner provided in this Agreement and shall pay the largest portion of such payments and benefits that, in the Company's reasonable judgment, the Company may pay without triggering the Excise Tax.

          Because of the uncertainty in the application of Section 4999 of the Code, the Company possibly may make Termination Payments or Gross-Up Payments that should not be made (an "Overpayment") or may fail to make additional Gross-Up Payments that should be made (an "Underpayment"). If the Company and Executive determine, or if the Company and Executive do not reach agreement, the Auditors determine, that the Company has made an Overpayment, the Overpayment shall be treated for all purposes as a loan to Executive that the Executive shall repay to the Company, together with interest at the applicable federal rate provided for in section 7872(f)(2) of the Code. If the Company and Executive determine, or if the Company and Executive do not reach agreement, the Auditors determine, that the Company has made an Underpayment, the Company shall promptly pay the Underpayment to or for the benefit of Executive, together with interest at the applicable federal rate provided for in section 7872(f)(2)(A) of the Code. The Company and Executive shall give each other prompt written notice of any information that could reasonably result in the determination that an Overpayment or Underpayment has been made.

          (c) ACCRUED BENEFITS. The Company shall make a lump sum payment in cash to Executive in the amount of any Accrued Benefits for the periods of service before the date of Termination.

          (d) WELFARE PLAN BENEFITS. The Company shall, at the Company's expense (except for the amount, if any, of any required employee contribution that Executive would have had to contribute as an active employee under the plan or program in effect on the date of Termination) continue to cover Executive (and his dependents) with Welfare Benefits (as in effect on the date of the Change in Control or, at the option of Executive, on the date of Termination) for a period of one year following the date of Termination. At the Company's option, in lieu of providing such Welfare Benefits, the Company may make a lump sum cash payment equal to the then-present value of the cost to the Company of the Welfare Benefits.

          If during this one-year period, however, another employer provides Executive with benefits substantially comparable to the benefits provided by one or more of the Company's plans or programs, the Company shall reduce the benefits it provides by the benefits provided by the other employer (unless a lump sum payment has been made by the Company), but only to the extent of the benefits otherwise payable under the corresponding Company employee welfare benefit plan or program.

          (e) DEATH OF EXECUTIVE. If the Executive dies after Termination but before receiving all benefits and payments provided for by this Section 5, the Company shall pay the benefits to his spouse, if any, or otherwise to the personal representative of his estate, unless Executive has otherwise directed the Company in writing before his death.

          (f) EXCLUSIVE SOURCE OF SEVERANCE PAY. Benefits provided under this Agreement shall replace the amount of any severance payments to which Executive would otherwise be entitled under any severance plan or policy generally available to employees of the Company.

          (g) NONSEGREGATION. No assets of the Company need be segregated or earmarked to represent the liability for benefits payable under this Agreement. The rights of any person to receive benefits under this Agreement shall be only those of a general unsecured creditor.

          (h) WITHHOLDING. All payments under this Section 5 are subject to applicable federal and state payroll withholding or other applicable taxes.

     6.   ARBITRATION

     Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Seattle, Washington, in accordance with the Rules of the American Arbitration Association then in effect. A court in any jurisdiction may enter judgment on the arbitrator's award.

     7.   CONFLICT IN BENEFITS

     Except for the amount of any severance payments to which Executive would otherwise be entitled under any severance plan or policy generally available to employees of the Company, this Agreement shall not adversely affect, limit or terminate any other agreement or arrangement between Executive and the Company presently in effect or entered into in the future, including any employee benefit plan under which Executive is entitled to benefits.

     8.   TERMINATION

          (a)  TERMINATION BEFORE A CHANGE IN CONTROL.

               (i) At any time before a Change in Control, the Company may terminate this Agreement upon thirty (30) days' prior written notice, in the form of a Notice of Termination. This Agreement shall terminate on the effective date specified in the Notice of Termination. If a Change in Control occurs before the effective date, however, the Notice of Termination shall have no force or effect.

               (ii) At any time before a Change in Control, Executive may terminate this Agreement upon thirty (30) days' prior written notice, in the form of a Notice of Termination. This Agreement shall terminate upon the effective date specified in the Notice of Termination, even if a Change in Control occurs before the effective date.

          (b) TERMINATION AFTER A CHANGE IN CONTROL. After a Change in Control, either party may terminate this Agreement upon thirty (30) days' prior written notice, in the form of a Notice of Termination.

          (c) EFFECT OF TERMINATION. Even if this Agreement terminates or expires, the Company shall remain liable for any rights or payments to which Executive is entitled under this Agreement that arose before the expiration or termination .

9.   MISCELLANEOUS

          (a) AMENDMENT. This Agreement may be amended only by written agreement between Executive and the Company.

          (b) NO MITIGATION. All payments and benefits to which Executive is entitled under this Agreement shall be made and provided without offset, deduction or mitigation on account of income Executive could or may receive from other employment or otherwise, except as provided in Section 5(d) hereof.

          (c) EMPLOYMENT NOT GUARANTEED. Nothing contained in this Agreement, and no decision as to the eligibility for benefits or the determination of the amount of any benefits, shall give Executive any right to be retained in the employ of the Company or rehired, and the Company specifically reserves its right and power to dismiss or discharge any employee for any reason. Except as expressly provided in this Agreement, no employee or any person claiming under or through him shall have any right, interest, or benefit under this Agreement.

          (d) LEGAL EXPENSES. In connection with any litigation, arbitration or similar proceeding regarding the interpretation or enforcement of any provision of this Agreement, whether or not instituted by the Company or Executive, the prevailing party shall be entitled to recover from the other party all related costs and expenses, including reasonable attorneys' fees and disbursements. The Company shall pay prejudgment interest on any money judgment Executive obtains as a result of such proceedings, calculated at the published commercial interest rate of Seafirst Bank for its best customers, as in effect from time to time, from the date that the Company should have paid Executive under this Agreement.

          (e) NOTICES. Any notices required under the terms of this Agreement shall be effective when mailed, postage prepaid, by certified mail and addressed to, in the case of the Company:

               UTILX Corporation
               22820 Russell Road, P.O. Box 97009
               Kent, WA  98064-9709
               Attention:  Chief Financial Officer

and to, in the case of Executive:

               William M. Weisfield
               3629 West Mercer Way
               Mercer Island, WA  98040

Either party may designate a different address by giving written notice of change of address in the manner provided above.

          (f) WAIVER; CURE. No waiver or modification of any or all of this Agreement shall be effective against any party unless the party seeking to be bound puts in writing and signs the waiver or modification. The parties shall not construe a waiver of any breach of any provision by any party on one occasion as a waiver of any subsequent breach, and the parties shall not construe a waiver of any right or power by any party on one occasion as a waiver of, or a bar to, the exercise of that right or power on any other occasion. The breaching party may cure any breach of this Agreement within ten (10) days of the date that the breaching party receives written notice of the breach from the party asserting the breach.

          (g) BINDING EFFECT; SUCCESSORS. Subject to the provisions in this Agreement, nothing in this Agreement shall prevent the consolidation of the Company with, or its merger into, any other corporation, or the sale by the Company of all or substantially all of its properties and assets, or the assignment of this Agreement by the Company in connection with any of the foregoing actions. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the Company and Executive and their respective heirs, legal representatives, successors and assigns. If the Company shall be merged into or consolidated with another entity, the provisions of this Agreement shall be binding upon and inure to the benefit of the entity that survives the merger or results from the consolidation.
The Company shall require any successor (whether direct or indirect) to all or substantially all business or assets of the Company, including the successor to all or substantially all of the business or assets of any Subsidiary, division or profit center of the Company, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. The provisions of this Section 10(g) shall continue to apply to each subsequent employer of Executive in the event of any subsequent merger, consolidation or transfer of assets of the subsequent employer.

          (h) SEVERABILITY. Any provision of this Agreement that an arbitrator or court in any jurisdiction holds to be unenforceable or invalid in any respect shall be ineffective in that jurisdiction to the extent that it is unenforceable or invalid, without affecting the remaining provisions, which shall continue in full force and effect. The unenforceability or invalidity of any provision of this Agreement in one jurisdiction shall not invalidate or render that provision unenforceable in any other jurisdiction.

          (i) GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the state of Washington applicable to contracts made and to be performed there.

     IN WITNESS WHEREOF, the Company and Executive have executed this Agreement as of the first date written above.


                                             UTILX CORPORATION


                                             By: /s/ Robert E. Runice
                                             ------------------------
                                             Title: Director
                                                    --------


                                             EXECUTIVE:

                                            /s/ William M. Weisfield
                                            ----------------------------
                                            William M. Weisfield

                                                            Schedule A
                                                            ----------

                                CERTAIN DEFINITIONS


     As used in this Agreement, and unless the context requires a different meaning, the following terms have the meanings indicated:

     "ACCRUED BENEFITS" means

     (a) the aggregate of any compensation previously deferred by Executive (together with any accrued interest or earnings on that compensation), any accrued vacation pay, and if the Termination occurs after the end of a Fiscal Year for which a bonus is payable to Executive, that bonus (in each case to the extent previously earned and not paid), plus

     (b) an amount equal to the product of the bonus paid to Executive the prior Fiscal Year and a fraction, the numerator of which is the number of days since the end of the prior Fiscal Year, and the denominator of which is 365.

     "BENEFICIAL OWNER" and "BENEFICIAL OWNERSHIP" have the meanings set forth in Rules 13d-3 and 13d-5 of the Exchange Act.

     "BOARD CHANGE" means that a majority of the seats (other than vacant seats) on the Board have been occupied by individuals who were neither (a) nominated or appointed by a majority of the Incumbent Directors nor (b) nominated or appointed by directors so nominated or appointed.

     "BUSINESS COMBINATION" means a reorganization, merger or consolidation or sale of substantially all of the assets of the Company.

     "CAUSE" means (a) willful misconduct on the part of Executive that has a materially adverse effect on the Company and its Subsidiaries, taken as a whole, (b) Executive's engaging in conduct which could reasonably result in his conviction of a felony or a crime against the Company or involving substance abuse, fraud or moral turpitude, or which would materially compromise the Company's reputation, as determined in good faith by a written resolution duly adopted by the affirmative vote of not less than two-thirds of all of the directors who are not employees or officers of the Company, or
(c) unreasonable refusal by Executive to perform the duties and responsibilities of his position in any material respect. No action, or failure to act, shall be considered willful or unreasonable if the Executive did it in good faith and with the reasonable belief that his action or omission was in the best interests of the Company.

     A "CHANGE IN CONTROL" occurs upon the happening of any one of the following:

     (a)  A Board Change.

     (b) The acquisition by any Person (whether directly or indirectly, beneficially or of record) of (i) fifteen percent (15%) or more of the combined voting power of the then-outstanding voting securities of the Company, which a majority of the Incumbent Directors has not approved in advance; or (ii) thirty-three percent (33%) or more of the combined voting power of the then-outstanding voting securities of the Company, which a majority of the Incumbent Directors has approved in advance. The following acquisitions, however, shall not constitute a Change in Control: (x) any acquisition by the Company, (y) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any company controlled by the Company, or (z) any acquisition by any company pursuant to a reorganization, merger or consolidation, if, following such reorganization, merger or consolidation, the conditions described in clauses (i), (ii) and (iii) of the following subsection (c) are satisfied.

     (c) Approval by the shareholders of the Company of a reorganization, merger or consolidation in which the Company is not the continuing or surviving corporation, or pursuant to which shares of the Company's Common Stock are converted into cash, securities or other property, unless following the reorganization, merger or consolidation all of the following conditions are satisfied:

     (i) all or substantially all of the individuals and entities who were the beneficial owners of the Company's voting securities immediately before the reorganization, merger or consolidation then beneficially own, directly or indirectly, at least sixty-six and two-thirds percent (66-2/3%) of the then-outstanding shares of common stock of the company resulting from the reorganization, merger or consolidation and the combined voting power of the then-outstanding voting securities of the resulting company; and

     (ii) no Person (excluding the Company, any employee benefit plan (or related trust) of the Company or the company resulting from such reorganization, merger or consolidation and excluding any Person beneficially owning, directly or indirectly, immediately before the reorganization, merger or consolidation, thirty-three percent (33%) or more of the Company's voting securities) beneficially owns, directly or indirectly, thirty-three percent (33%) or more of either the then-outstanding shares of common stock of the company resulting from the reorganization, merger or consolidation or the combined voting power of the then-outstanding voting securities of the resulting company; and

     (iii) at least a majority of the members of the board of directors of the company resulting from the reorganization, merger or consolidation were members of the Incumbent Board at the time of the execution of the initial agreement providing for the reorganization, merger or consolidation.

     (d)       Approval by the Company's shareholders of:

     (i) any plan or proposal for liquidation or dissolution of the Company; or

     (ii) any sale, lease, exchange or other transfer in one transaction or a series of transactions of all or substantially all of the assets of the Company other than to a company where following such sale or other disposition (A) all or substantially all of the individuals and entities who were the beneficial owners of the Company's voting securities immediately before the sale or other disposition then beneficially own, directly or indirectly, at least sixty-six and two-thirds percent (66-2/3%) of the then-outstanding shares of common stock of that company and the combined voting power of the then-outstanding voting securities of that company; (B) no Person (excluding the Company and any employee benefit plan (or related trust) of the Company or that company and any Person beneficially owning, directly or indirectly, immediately before such sale or other disposition, thirty-three percent (33%) or more of the Company's voting securities) beneficially owns, directly or indirectly, thirty-three percent (33%) or more of either the then-outstanding shares of common stock of that company or the combined voting power of the then-outstanding voting securities of that company, and (c) a majority of the incumbent board approved at least a majority of the members of the board of directors of that company at the time of the execution of the initial agreement or action of the board providing for the sale or other disposition of assets of the company.

     "CODE" means the Internal Revenue Code of 1986, as amended.

     "DISABILITY" means that (a) a person has been incapacitated by bodily injury or physical or mental disease so as to be prevented from performing his duties with the Company for one hundred twenty (120) days in any twelve
(12) month period, and (b) that person is disabled for purposes of any and all of the plans or programs of the Company or any Subsidiary that employs Executive under which benefits, compensation or awards are contingent upon a finding of disability. The determination of whether Executive is suffering from such a Disability will be made by a mutually acceptable physician or, if there is no physician mutually acceptable to the Company and Executive, by a physician selected by the then Dean of the University of Washington Medical School.

     "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

     "EXCISE TAX" means the excise tax, including any interest or penalties on the excise tax, imposed by Section 4999 of the Code.

     "FISCAL YEAR" means the twelve (12) month period ending on December 31 in each year (or such other fiscal year period the Board establishes).

     "GOOD REASON" means, without Executive's express written consent:

     (a) (i) the assignment to Executive of duties, or limitation of Executive's responsibilities, inconsistent with Executive's title, position, duties, responsibilities and status with the Company or any Subsidiary that employs Executive, as such duties and responsibilities existed immediately before the date of the Change in Control, or
          (ii) removal of Executive from, or failure to re-elect Executive to, Executive's positions with the Company or any Subsidiary that employs Executive immediately before the Change in Control, except in connection with the involuntary termination of Executive's employment by the Company for Cause or as a result of Executive's death or Disability; or

     (b) failure by the Company to pay, or reduction by the Company of, Executive's annual base salary, as reflected in the Company's payroll records for Executive's last pay period immediately before the Change in Control;

     (c) failure by the Company to pay, or reduction by the Company of, Executive's salary and benefits or Welfare Benefits under Section 4(a) or Section 4(b) of this Agreement;

     (d) the relocation of the principal place of Executive's employment to a location that is more than twenty-five (25) miles further from Executive's principal residence than Executive's principal place of employment immediately before the Change in Control; or

     (e) the breach of any material provision of this Agreement by the Company, including, without limitation, failure by the Company to bind any successor to the Company to the terms and provisions of this Agreement in accordance with Section 9(g) of this Agreement.

     "INCUMBENT DIRECTOR" means a member of the Board who has been either
(a) nominated by a majority of the directors of the Company then in office or
(b) appointed by directors so nominated, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A of the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board.

     "NOTICE OF TERMINATION" means a written notice to Executive or to the Company, as the case may be, which indicates the specific provisions in this Agreement relied upon and which sets forth in reasonable detail the facts and circumstances claimed to provide a basis for the termination of Executive's employment constituting a Termination, if any, under the indicated provisions.

     "PARACHUTE PAYMENT" means any payment constituting a "parachute payment" as defined in Section 280G of the Code.

     "PERSON" means any individual, entity or group within the meaning of
Section 3(a)(9) or of Section 13(d)(3) (as in effect on the date of this Agreement) of the Exchange Act.

     "SUBSIDIARY" has the meaning set forth in Rule 12b-2 of the Exchange Act.

     "TERMINATION" means, following any Change in Control by the Company, (a) the involuntary termination of the employment of Executive for any reason other than death, Disability or for Cause or (b) the termination of employment by Executive for Good Reason.

     "VOTING SECURITIES" means the voting securities entitled to vote generally in the election of directors.